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Exhibit 99.1

Media Inquiries: Hejdi Feick/Kurt Kadatz (403) 590-7859
                                                                    (800) 608-7859
Unitholder and Analyst Inquiries: David Moneta/Debbie Stein (877) 290-2772

News Release

TC PipeLines, LP Announces 2004 Third Quarter Results

        CALGARY, Alberta — October 26, 2004 — (Nasdaq: TCLP) — TC PipeLines, LP (the Partnership) today reported third quarter 2004 net income of $12.6 million or $0.68 per unit (all amounts in U.S. dollars) compared to $12.0 million or $0.65 per unit in third quarter 2003. For the nine months ended September 30, 2004, the Partnership reported net income of $39.9 million or $2.17 per unit compared to $35.9 million or $1.97 per unit for the same period last year.

        Cash generated in the third quarter of 2004, including $4.4 million of cash distributed from the Partnership's investments in Northern Border Pipeline Company and Tuscarora Gas Transmission Company classified as a return of capital, increased $4.1 million to $16.9 million compared to $12.8 million in 2003. For the nine months ended September 30, 2004, cash generated, including return of capital from Northern Border Pipeline and Tuscarora, amounted to $50.8 million, an increase of $13.6 million compared to $37.2 million for the same period last year. This increase is primarily due to higher cash distributions from Northern Border Pipeline compared to the prior year reflecting the impact of a change in its cash distribution policy effective January 1, 2004, as well as the negative impact to the second quarter 2003 cash distributions resulting from refunds paid by Northern Border Pipeline to its shippers for electricity costs. These amounts refunded had previously been collected through company-use gas provision.

        "We continue to be pleased with the financial results generated by our pipeline investments," said Ron Turner, president and chief executive officer of the general partner, TC PipeLines GP, Inc. "The Partnership's third quarter results reflect increased income and cash flow from both our investments in Northern Border Pipeline and Tuscarora relative to the same period last year."

        On October 19, 2004, the Partnership announced its third quarter cash distribution in the amount of $0.575 per unit.

Financial Highlights

	Three months ended September 30		Nine months ended September 30
	2004	2003	2004	2003
	(unaudited) (millions of U.S. dollars except per unit amount)
Net income	12.6	12.0	39.9	35.9
Per unit(1)	$0.68	$0.65	$2.17	$1.97
Cash generated from operations	12.5	12.8	40.0	37.2
Per unit(1)	4.4	—	10.8	—
Cash distributions paid	10.7	10.1	31.0	29.3
Cash distributions declared per unit(3)	$0.575	$0.55	$1.70	$1.625
Units Outstanding (millions)	17.5	17.5	16.5	17.5

(1)
Net Income per unit is computed by dividing net income, after deduction of the general partner's allocation, by the number or common and subordinated units outstanding. The general partner's allocation is computed based upon the general partner's 2 per cent interest plus an amount equal to incentive distributions.

(2)
Current accounting practice requires the classification of cumulative cash distributions in excess of cumulative equity earnings to be reported as a return of capital.

(3)
The Partnership's 2004 third quarter cash distribution will be paid on November 12, 2004 to unitholders of record as of October 29, 2004.

Net Income

        The Partnership reported third quarter 2004 net income of $12.6 million or $0.68 per unit, an increase of $0.6 million compared to $12.0 million or $0.65 per unit in third quarter 2003.

        Equity income from Northern Border Pipeline was $11.3 million in third quarter 2004 compared to $11.2 million in the same quarter of 2003. The increase is attributable to higher revenues and lower interest costs partially offset by a $0.6 million (TC PipeLines' share equals $0.2 million) write-off of previously capitalized costs. The increase in revenues reflects Northern Border Pipeline's ability to generate and retain more revenues from the sale of short-term capacity and additional transportation services. The reduction in interest costs is primarily due to a lower average long-term debt balance. Equity income from Tuscarora amounted to $1.8 million in third quarter 2004 compared to $1.3 million for third quarter 2003. The increase was primarily due to revenues from long-term firm transportation contracts, which commenced in November 2003, related to Tuscarora's 2002 expansion.

        The Partnership's third quarter 2004 general and administrative expenses of $0.3 million are $0.2 million lower compared to $0.5 million in the same quarter of 2003. This is primarily due to the timing of expenses incurred during the year. Financial charges of $0.2 million in third quarter 2004 as compared to less than $0.1 million in the same period last year are due to the higher average debt balances.

Cash Flow

        The Partnership reported third quarter 2004 cash generated from operations of $12.5 million compared to $12.8 million for third quarter 2003. When including the portion of the cash distribution from Northern Border Pipeline and Tuscarora reported as a return of capital, cash generated increased to $16.9 million in 2004.

        In third quarter 2004, the Partnership received a cash distribution from Northern Border Pipeline of $15.5 million, $4.2 million of which has been classified as return of capital, compared to $11.6 million in third quarter 2003, an increase of $3.9 million. This increase in the third quarter 2004 distribution is mainly due to a change in Northern Border Pipeline's cash distribution policy effective January 1, 2004. Under this new policy, cash distributions are based upon 100 per cent of distributable cash flow and calculated as earnings before interest, taxes, depreciation and amortization, less interest and maintenance capital expenditures, as reported in Northern Border Pipeline's financial statements.

        Cash distributions from Tuscarora for the third quarter 2004 were $2.0 million, $0.2 million of which has been classified as return of capital. This is an increase of $0.4 million relative to third quarter 2003. This increase was due to higher revenues from long-term firm transportation contracts, which commenced in November 2003, related to Tuscarora's 2002 expansion.

        In the first half of 2004, the Partnership borrowed an aggregate of $20 million under the revolving credit facility, which was used primarily to finance its equity contribution to Northern Border Pipeline. In the third quarter of 2004, the Partnership repaid $6 million of this amount. The balance outstanding as at September 30, 2004 is $19.5 million.

        During third quarter 2004, the Partnership paid an aggregate $10.7 million of cash distributions to unitholders and its general partner, compared to $10.1 million in third quarter 2003. This cash distribution, on a per unit basis, represents $0.575 per unit in third quarter 2004, compared to $0.55 per unit in third quarter 2003, as well as the general partner interest, including incentive distributions.

Conference Call

        The Partnership will hold a conference call Wednesday, October 27, 2004 at 12 p.m. (Eastern). Ron Turner, president and chief executive officer of the general partner, will discuss the third quarter 2004 financial results and general developments and issues concerning the Partnership. Those interested in listening to the call may dial (800) 387-6216. A replay of the conference call will also be available two hours after the call and until midnight (Eastern), November 3, 2004 by dialing (800) 408-3053, then entering pass code 3105860.

        A live webcast of the conference call will also be available through the Partnership's website at www.tcpipelineslp.com. An audio replay of the call will be maintained on the website.

        TC PipeLines, LP is a publicly traded limited partnership. It owns a 30 per cent interest in Northern Border Pipeline Company, a Texas general partnership, and a 49 per cent interest in Tuscarora Gas Transmission Company, a Nevada general partnership. Northern Border Pipeline, which is owned 70 per cent by Northern Border Partners, L.P., a publicly traded master limited partnership controlled by affiliates of Enron Corp., owns a 1,249-mile United States interstate pipeline system that transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile United States interstate pipeline system that transports natural gas from Oregon, where it interconnects with facilities of Gas Transmission Northwest Corporation, to northern Nevada. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. Subsidiaries of TransCanada also hold common and subordinated units of the Partnership. Common units of TC PipeLines, LP are quoted on the Nasdaq Stock Market and trade under the symbol "TCLP." For more information about TC PipeLines, LP, visit the Partnership's Internet site at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information

        This news release includes forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as "believes," "expects," "intends," "forecasts," "projects," and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership's current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership's current views with respect to future events. Important factors that could cause actual results to materially differ from the Partnership's current expectations include regulatory decisions, particularly those of the Federal Energy Regulatory Commission, the Securities and Exchange Commission, majority control of the Northern Border Pipeline management committee by affiliates of Enron Corp., which has filed for bankruptcy protection, the failure of a shipper on either one of the Partnership's pipelines to perform its contractual obligations, cost of acquisitions, future demand for natural gas, overcapacity in the industry, and other risks inherent in the transportation of natural gas as discussed in the Partnership's filings with the Securities and Exchange Commission, including the Partnership's Annual Report on Form 10-K for the year ended December 31, 2003.

TC PIPELINES, LP
FINANCIAL HIGHLIGHTS

Statement of Income

	Three months ended September 30		Nine months ended September 30
	2004	2003	2004	2003
	(unaudited) (millions of U.S. dollars except per unit amounts)
Equity income from Investment in Northern Border Pipeline(1)	11.3	11.2	36.2	33.5
Equity income from Investment in Tuscarora(2)	1.8	1.3	5.4	3.8
General and Administrative Expenses	(0.3)	(0.5)	(1.3)	(1.3)
Financial Charges	(0.2)	—	(0.4)	(0.1)

Net Income	12.6	12.0	39.9	35.9

Net Income per Unit(3)	$0.68	$0.65	$2.17	$1.97

Units Outstanding (millions)	17.5	17.5	17.5	17.5

Balance Sheet

	September 30, 2004	December 31, 2004
	(unaudited)	(audited)
	(millions of U.S. dollars)
ASSETS
Cash	1.9	7.5
Investment in Northern Border Pipeline(1)	268.8	240.7
Investment in Tuscarora(2)	40.0	39.9

	310.7	288.1

LIABILITIES AND PARTNERS EQUITY
Accounts Payable	0.7	0.6
Current portion of long-term debt	—	5.5
Long-Term Debt	19.5	—
Partners' Equity	290.5	282.0

	310.7	288.1

Cash Flow Information

	Three months ended September 30		Nine months ended September 30
	2004	2003	2004	2003
	(unaudited) (millions of U.S. dollars)
Cash Generated From Operations
Distributions received from equity investments
Northern Border Pipeline Company	11.3	11.6	36.2	33.9
Tuscarora Gas Transmission Company	1.8	1.6	5.4	4.7
Changes in Working Capital and Other	(0.6)	(0.4)	(1.6)	(1.4)

	12.5	12.8	40.0	37.2
Return of capital from Northern Border Pipeline Company	4.2	—	10.6	—
Return of capital from Tuscarora Gas Transmission Company	0.2	—	0.2	—

Cash Generated From Investments(*)	16.9	12.8	50.8	37.2
Investment in Northern Border Pipeline Company	—	—	(39.0)	—
Investment in Tuscarora Gas Transmission Company	(0.4)	(0.8)	(0.4)	4.1
Distributions paid	(10.7)	(10.1)	(31.0)	(29.3)
Long-term debt issued/(repaid)	(6.0)	—	14.0	(6.0)

Increase/(Decrease) in Cash	(0.2)	1.9	(5.6)	(2.2)

(*)
Reconciliation of non-GAAP financial measure: Cash generated from investments is a non-GAAP financial measure which includes cash generated from operations and return of capital. It is provided as a supplement to results reported in accordance with GAAP. Management believes that this is an important measure to assist the Partnership's investors in evaluating the Partnership's business performance.

(1)    Northern Border Pipeline Company

  TC PipeLines holds a 30 per cent general partner interest in Northern Border Pipeline Company. Summarized operating and financial information of Northern Border Pipeline for the three and nine months ended September 30, 2004 and 2003 and as at September 30, 2004 and December 31, 2003 is as follows:

	Three months ended September 30		Nine months ended September 30
	2004	2003	2004	2003
	(unaudited)
Operating Results
Gas Delivered (million cubic feet)	210,245	213,369	637,522	634,517
Average Throughput (million cubic feet per day)	2,353	2,384	2,394	2,391
Financial Results (millions of U.S. dollars)
Operating Revenue	81.6	81.2	246.4	241.7
Operating Expenses
Operations and Maintenance	11.1	11.0	29.9	30.3
Depreciation and Amortization	14.5	14.4	43.6	43.3
Taxes other than Income	8.1	7.7	22.4	22.5

Total Operating Expenses	33.7	33.1	95.9	96.1

Operating Income	47.9	48.1	150.5	145.6
Interest Expense, Net	(10.1)	(11.0)	(30.2)	(34.4)
Other Income/(Expense)	(0.2)	0.1	0.3	0.4

Net Income	37.6	37.2	120.6	111.6

Capital Expenditures (millions of U.S. dollars)
Maintenance	2.6	1.3	7.0	3.4
Growth	(0.5)	0.4	(0.4)	0.4
	September 30, 2004	December 31, 2003
	(unaudited)	(audited)
Summary Balance Sheet Data (millions of U.S. dollars)
Total Assets	1,654.7	1,691.3

Other Current Liabilities and Reserves and Deferred Credits	64.1	67.4
Long-Term Debt (including current maturities)	694.7	821.5
Partners' Capital	891.9	797.2
Accumulated Other Comprehensive Income	4.0	5.2

Total Liabilities and Partners' Equity	1,654.7	1,691.3

(2)    Tuscarora Gas Transmission Company

  TC PipeLines holds a 49 per cent general partner interest in Tuscarora Gas Transmission Company. Summarized operating and financial information of Tuscarora for the three and nine months ended September 30, 2004 and 2003 and as at September 30, 2004 and December 31, 2003 is as follows:

	Three months ended September 30		Nine months ended September 30
	2004	2003	2004	2003
	(unaudited)
Operating Results
Gas Delivered (million cubic feet)	4,494	5,517	16,725	14,401
Average Throughput (million cubic feet per day)	49	60	61	53
Financial Results (millions of U.S. dollars)
Operating Revenue	8.1	7.3	24.4	22.0
Operating Expenses
Operations and Maintenance	0.8	1.0	2.6	2.8
Depreciation and Amortization	1.5	1.6	4.6	4.8
Taxes other than Income	0.4	0.3	1.0	1.0

Total Operating Expenses	2.7	2.9	8.2	8.6

Operating Income	5.4	4.4	16.2	13.4
Interest Expense, Net	(1.5)	(1.6)	(4.6)	(4.9)

Net Income	3.9	2.8	11.6	8.5

Capital Expenditures (millions of U.S. dollars)
Maintenance	0.1	—	0.2	—
Growth	0.9	0.3	1.1	0.9
	September 30, 2004	December 31, 2003
	(unaudited)	(audited)
Summary Balance Sheet Data (millions of U.S. dollars)
Total Assets	150.2	149.6

Other Current Liabilities and Reserves and Deferred Credits	4.0	2.1
Long-Term Debt (including current maturities)	83.1	85.4
Partners' Capital	63.0	62.0
Accumulated Other Comprehensive Income	0.1	0.1

Total Liabilities and Partners' Equity	150.2	149.6

(3)
Net income per unit is computed by dividing net income, after deduction of the general partner's allocation, by the number of common and subordinated units outstanding. The general partner's allocation is computed based upon the general partner's 2 per cent interest plus an amount equal to incentive distributions.

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  Exhibit 99.1